EXHIBIT 99.1
NEWS RELEASE

                           [FLEXIBLE SOLUTIONS LOGO]

THE WALL STREET GROUP, INC.                        COMPANY CONTACT: DAVID KATZOV
32 EAST 57TH STREET                                                 GRANT MOONIE
NEW YORK, NEW YORK 10022                                          (250) 477 9821
(212) 888-4848                                                   JENS BIERTUMPEL
                                                                  (604) 682 1799

FLEXIBLE SOLUTIONS MODIFIES MARKETING AGREEMENT WITH WATER$AVR(TM)DISTRIBUTOR,
     OPENING WAY FOR COMPANY TO PURSUE KEY MARKETS WITH INTERNAL SALES STAFF

      RETURN OF OPTIONS WILL RESULT IN 17% REDUCTION IN SHARES OUTSTANDING

VICTORIA, BRITISH COLUMBIA, OCT. 9, 2003 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), the developer and manufacturer of environmentally safe water conservation technology, today announced the modification of a marketing agreement that opens the way for its Water$avr(TM)Division to pursue key marketS internally after a major distributor did not meet scheduled sales objectives resulting in the return of incentive stock options on two million of Flexible Solutions' shares.

"The Ondeo Nalco Company, which had exclusive distribution rights for Water$avr in worldwide mining and certain municipal markets since September 2002, fell short of its sales targets for the third quarter ended Sept. 30, 2003, due to an ongoing change in ownership and a major internal restructuring," stated Dan O'Brien, Chief Executive Officer of Flexible Solutions International. "While we have elected to revise the distribution agreement and take back our options, Ondeo Nalco remains enthusiastic about Water$avr, our flagship product, and will retain marketing rights on a non-exclusive basis." He went on to say that Flexible Solutions would revisit its marketing agreement with Ondeo Nalco once the distributor meets its sales quotas.

Dan Harker, Senior Vice President of Ondeo Nalco, said his company continues to have high expectations for Water$avr. "We believe that this product holds great potential for the future and we are committed to continuing our ongoing marketing effort," he stated. "We will continue to be the manufacturer of Water$avr and will market the product on a non-exclusive basis in the U.S. and internationally."

Mr. O'Brien said that Flexible Solutions' internal sales staff has generated its own contacts and leads in the industrial, mining, pulp mill and municipal waterworks sectors of the U.S. market. "This places Flexible Solutions in an advantageous position of being able to pursue new business opportunities in these markets on its own and, when combined with near-term sales prospects currently in the pipeline in international markets from such countries as Israel, Morocco, Egypt, Mexico, and others, should enable the Company to meet its sales targets," Mr. O'Brien said.

Mr. O'Brien noted that Flexible Solutions will also benefit from a non-cash gain with the return of Ondeo Nalco's options on two million shares, which were obtained under the original distribution agreement. "This will result in a 17 percent reduction in the number of the Company's fully diluted outstanding shares to 13,419,716," he said.
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ABOUT FLEXIBLE SOLUTIONS INTERNATIONAL

Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is the developer and manufacturer of Water$avr, the world's first commercially viable water evaporation retardant. Its Water$avr division is based in Yorkville, Ill. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. Water$avr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Water$avr, which is patented, has been certified by the United Nations, the National Sanitation Foundation
(NSF) and meets the drinking water standards of the American National Standard Institute (ANSI). Heat$avr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company's Tropical Fish(TM) product targets the residential swimming pool market.

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

For further information on the Company please contact:

INVESTOR RELATIONS USA:
THE WALL STREET GROUP, INC.

32 East 57th Street
New York, New York 10022
Tel: 212.888.4848


INVESTOR RELATIONS CANADA:
Jens Biertumpel
Tel: 604.682.1799


Corporate Head Office:
FLEXIBLE SOLUTIONS INTERNATIONAL
David Katzov / Grant Moonie
Tel: (250) 477-9821 Fax: (250) 477.9912

Email: info@flexiblesolutions.com
www.flexiblesolutions.com
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Best regards,

KAREN BOUDEWYN
Flexible Solutions International Inc.
tel: 250.477.9969 fax: 250.477.9912
toll free: 800.661.3560
karen@flexiblesolutions.com